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                                                                     EXHIBIT 12B

                 RELIANT ENERGY RESOURCES CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

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

                                                                                     NINE MONTHS    TWELVE MONTHS
                                                                                        ENDED           ENDED
                                                                                     SEPTEMBER 30,  SEPTEMBER 30,
                                                                                    --------------  -------------
                                                                                        1999             1999
                                                                                    -------------   -------------
Income from Continuing Operations ..............................................     $   70,397     $  109,852

Income Taxes from Continuing Operations ........................................         70,569        126,950
                                                                                     ----------     ----------
Income from Continuing Operations Before Income Taxes ..........................     $  140,966     $  236,802
                                                                                     ==========     ==========

Fixed Charges Interest .........................................................     $   89,407     $  122,506

Amortization of Debt Discount and Expense ......................................          1,085          1,307

Portion of Rents Considered to Represent an Interest Factor ....................          9,388          6,786

                                                                                     ----------     ----------
Total Fixed Charges ............................................................     $   99,880     $  130,599
                                                                                     ==========     ==========

Income from Continuing Operations Before Income Taxes and Fixed Charges ........     $  240,846     $  367,401

Ratio of Earnings to Fixed Charges .............................................           2.41           2.81
                                                                                     ==========     ==========
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